Exhibit 99.1

Contact: Jennifer Rosa (216) 429-5037

For release Wednesday, November 16, 2011

TFS Financial Corporation Announces Fourth Quarter and Year Ended September 30, 2011 Financial Results

(Cleveland, OH—November 16, 2011)—TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced quarterly and fiscal year results for the periods ended September 30, 2011.

“Despite high unemployment, a weak economy and a stressed housing market, we remained profitable and continued to grow our business through geographic expansion, as well as competitive home mortgage and savings rates. We look forward to continuing to provide value for our communities, our customers, and our stockholders,” said Marc A. Stefanski, chairman and CEO of Third Federal.

The Company reported net income of $8.5 million for the three months ended September 30, 2011, compared to a net loss of $10.7 million for the three months ended September 30, 2010. This change was mainly attributable to an increase in net interest income and a decrease in the provision for loan losses. The Company reported net income of $9.3 million for the year ended September 30, 2011, compared to net income of $11.3 million for the year ended September 30, 2010. This change was mainly attributable to a decrease in non-interest income and an increase in non-interest expense, partially offset by an increase in net interest income and a decrease in the provision for loan losses.

Net interest income increased $8.9 million, or 16%, to $64.0 million for the three months ended September 30, 2011 from $55.1 million for the three months ended September 30, 2010. Net interest income increased $20.1 million, or 9%, to $247.6 million for the year ended September 30, 2011 from $227.5 million for the year ended September 30, 2010. Low interest rates have decreased the yield on interest-earning assets, and to an even greater extent, the rate paid on deposits and borrowed funds, and as a result, the interest rate spread has improved throughout the current fiscal year. The interest rate spread increased 20 basis points to 1.97% for the year ended September 30, 2011, compared to 1.77% for the year ended September 30, 2010.

The Company recorded a provision for loan losses of $19.0 million for the three months ended September 30, 2011 compared to $35.0 million for the three months ended September 30, 2010. The provisions exceeded net charge-offs of $15.3 million and $20.2 million for the three months ended September 30, 2011 and September 30, 2010, respectively. The Company recorded a provision for loan losses of $98.5 million for the year ended September 30, 2011 compared to $106.0 million for the year ended September 30, 2010. The provisions recorded exceeded net charge-offs of $74.8 million and $68.0 million for the fiscal years ended September 30, 2011 and September 30, 2010, respectively. Of the $74.8 million of net charge-offs for the fiscal year ended September 30, 2011, $49.5 million occurred in the equity loans and lines of credit portfolio and $17.5 million occurred in the residential, non-Home Today portfolio. The allowance for loan losses was $157.0 million, or 1.58% of total loans receivable, at September 30, 2011, compared to $133.2 million, or 1.43% of total loans receivable, at September 30, 2010. Included in the individually evaluated portion of the allowance for loan losses is a specific reserve for losses on impaired loans in the amount of $55.5 million at September 30, 2011. As a result of the Association’s primary regulator changing from the Office of Thrift Supervision (“OTS”) to the Office of the Comptroller of the Currency (“OCC”) on July 21, 2011, the OCC is requiring all specific reserves maintained by savings institutions to be charged off by March 31, 2012. The Company expects to early adopt the OCC methodology, effective December 31, 2011. As a result, reported loan charge-offs for the quarter ending December 31, 2011 will be affected by the $55.5 million specific reserve maintained at September 30, 2011. This one time charge-off will not impact the provision recorded in the Consolidated Statements of Income, but will decrease the future reported balances of the allowance for loan losses and the delinquent/non-performing loans by that same amount.

Non-performing loans decreased $51.3 million to $235.3 million, or 2.37% of total loans, at September 30, 2011 from $286.6 million, or 3.08% of total loans, at September 30, 2010. The $51.3 million decrease in non-performing loans for the year ended September 30, 2011, consisted of a $10.1 million decrease in the residential, non-Home Today portfolio; a $22.4 million decrease in the residential, Home Today portfolio; a $17.6 million decrease in the equity loans and lines of credit portfolio; and a $1.2 million decrease in construction loans. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $264.0 million at September 30, 2011 and $280.5 million at September 30, 2010. Total loan delinquencies were $285.1 million, or 2.86% of total loans receivable at September 30, 2011, compared to $328.8 million, or 3.51% of total loans receivable at September 30, 2010.

Total troubled debt restructurings increased $5.4 million for the three months ended September 30, 2011 and increased $32.5 million to $166.2 million, at September 30, 2011 from $133.7 million at September 30, 2010. Of the $166.2 million of troubled debt restructurings recorded at September 30, 2011, $93.8 million was in the Home Today portfolio and $68.1 million was in the residential, non-Home Today portfolio. Of the $133.7 million of troubled debt restructurings recorded at September 30, 2010, $72.1 million was in the Home Today portfolio and $57.2 million was in the residential, non-Home Today portfolio. The portion of total troubled debt restructurings included as part of non-performing loans was $45.0 million at September 30, 2011 and $43.5 million, at September 30, 2010.

Non-interest income decreased $27.7 million, or 47%, to $31.0 million for the year ended September 30, 2011 from $58.6 million for the year ended September 30, 2010. Net gains on the sale of loans of $490 thousand were recorded during the year ended September 30, 2011, compared to gains of $25.3 million for the year ended September 30, 2010, reflecting the significantly lower volume of loan sales in the current fiscal year. Additionally, loan fees and service charges decreased $5.0 million in the current year compared to the prior year. This change is primarily related to servicing fees collected on loans sold and increased mortgage servicing asset amortization. The balance of our sold loan portfolio has decreased 23% from September 30, 2010, due to the current low level of mortgage loan interest rates which prompted a significant increase in refinancing activity, combined with the low volume of loan sales.

Non-interest expense increased $6.1 million, or 4%, to $168.1 million for the year ended September 30, 2011, compared to $161.9 million for the year ended September 30, 2010, due to higher real estate owned expenses, appraisal expenses, marketing services and other operating expenses, partially offset by lower salaries and employee benefits. Appraisal and other loan review expense increases related to the expanded review of our equity loan and lines of credit portfolio. The other operating expenses increase was mainly due to increased professional and administrative fees associated with our home equity lending reduction plan, and enhancements to equity lending account administration and enterprise risk management processes. Marketing expenses have increased due to increased promotion of adjustable rate mortgages. The salaries and benefits reduction was due to decreased bonus and benefit accruals and employee stock ownership costs.

Total assets decreased by $183.1 million, or 2%, to $10.89 billion at September 30, 2011 from $11.08 billion at September 30, 2010. This change was mainly the result of decreases in our cash and cash equivalents and investment securities partially offset by an increase in our loan portfolio.

Cash and cash equivalents decreased $448.9 million, or 60%, to $294.8 million at September 30, 2011 from $743.7 million at September 30, 2010, and investment securities decreased $263.1 million, or 39%, to $408.4 million at September 30, 2011 from $671.6 million at September 30, 2010. This change can be attributed to the reinvestment of our most liquid assets into loan products.

Loans held for investment, net increased $569.2 million, or 6%, to $9.75 billion at September 30, 2011 from $9.18 billion at September 30, 2010. Residential mortgage loans increased $965.8 million during the year ended September 30, 2011, while the equity loans and lines of credit portfolio decreased by $357.5 million. A total of $1.18 billion of adjustable rate mortgages (mainly loans with the interest rate fixed for the first five years and adjustable yearly thereafter) were originated during the year ended September 30, 2011, representing 55% of all residential mortgage originations, compared to $380.2 million and 19% for the year ended September 30, 2010. Adjustable rate mortgages originated under the Smart Rate ARM program since July 2010 have an outstanding principal balance of $1.44 billion at September 30, 2011. These mortgages are intended to offset future interest rate risk exposure. The total principal balance of adjustable rate first mortgage loans was $1.83 billion, or 25% of all first mortgage residential loans, at September 30, 2011, compared to $892.3 million, or 14%, at September 30, 2010.

Deposits decreased $136.0 million, or 2%, to $8.72 billion at September 30, 2011 from $8.85 billion at September 30, 2010. This decrease is largely the result of a $246.3 million decrease in our certificates of deposit and accrued interest, partially offset by an $110.3 million increase in our savings and checking accounts for the year ended September 30, 2011.

Borrowed funds increased $69.7 million, or 99%, to $139.9 million at September 30, 2011 from $70.2 million at September 30, 2010. This increase reflects additional, lower cost, mainly short term FHLB borrowings.

Principal, interest and related escrow owed on loans serviced decreased $132.6 million, or 47%, to $151.9 million at September 30, 2011 from $284.4 million at September 30, 2010. This decrease mainly reflects the settlement of an increased level of prepayments for loans serviced for other investors and to a lesser extent, a lower balance in the sold loan portfolio.

At September 30, 2011, the Association was “well capitalized” for regulatory capital purposes, as its tier 1 risk-based capital ratio was 21.04% and its total-risk based capital was 22.29%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.

The Company believes it has responded as required to, and has complied with, all of the timeframes specified by the OTS under previously issued Memoranda of Understanding (MOU). However, our remediation efforts await evaluation by our new primary regulators, the OCC and The Federal Reserve Bank, and accordingly, the requirements of the MOU will remain in effect until the OCC and Federal Reserve decide to terminate, suspend or modify them.

The Company, as previously announced, will host a post-earnings conference call at 9:30 a.m. (ET) on November 17, 2011. The toll-free dial-in number is 800-862-9098, Conference ID TFSLQ411. A telephone replay will be available beginning at 12:00 p.m. (ET) November 17, 2011 by dialing 800-283-4216. The conference call will be simultaneously webcast on the Company’s website www.thirdfederal.com under the Investor Relations link under the “About Us” tab, and will be archived for 30 days after the event, beginning November 18, 2011. The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company’s website.

Forward Looking Statements

This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings in the event of a recession;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the current governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery that began last year;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which will impact us;

•

the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us, including the impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets; and

•	the efficacy of the U.S. Federal government to manage federal debt limits.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In thousands, except share data)

	September 30, 2011	September 30, 2010
ASSETS
Cash and due from banks	$35,532	$38,804
Other interest-bearing cash equivalents	259,314	704,936

Cash and Cash equivalents	294,846	743,740

Investment securities
Available for sale (amortized cost $15,760 and $24,480, respectively)	15,899	24,619
Held to maturity (fair value $398,725 and $657,076, respectively)	392,527	646,940

Investment securities	408,426	671,559

Mortgage loans held for sale (none measured at fair value)	—	25,027
Loans held for investment, net:
Mortgage loans	9,920,907	9,323,073
Other loans	6,868	7,199
Deferred loan fees, net	(19,854)	(15,283)
Allowance for loan losses	(156,978)	(133,240)

Loans, net	9,750,943	9,181,749

Mortgage loan servicing assets, net	28,919	38,658
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	19,155	15,912
Premises, equipment, and software, net	59,487	62,685
Accrued interest receivable	35,854	36,282
Bank owned life insurance contracts	170,845	164,334
Other assets	88,853	100,461

TOTAL ASSETS	$10,892,948	$11,076,027

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,715,910	$8,851,941
Borrowed funds	139,856	70,158
Borrowers’ advances for insurance and taxes	58,235	51,401
Principal, interest, and related escrow owed on loans serviced	151,859	284,425
Accrued expenses and other liabilities	53,164	65,205

Total liabilities	9,119,024	9,323,130

Commitments and contingent liabilities

Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	0	0
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 308,915,893 and 308,395,000 outstanding at September 30, 2011 and September 30, 2010, respectively	3,323	3,323
Paid-in capital	1,686,216	1,686,062
Treasury stock, at cost; 23,402,857 and 23,923,750 shares at September 30, 2011 and September 30, 2010, respectively	(282,090)	(288,366)
Unallocated ESOP shares	(79,084)	(82,699)
Retained earnings—substantially restricted	461,836	452,633
Accumulated other comprehensive loss	(16,277)	(18,056)

Total shareholders’ equity	1,773,924	1,752,897

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,892,948	$11,076,027

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)

(In thousands except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2011	2010	2011	2010
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$104,025	$99,764	$413,464	$415,477
Investment securities available for sale	42	133	240	549
Investment securities held to maturity	2,454	4,407	11,455	19,046
Other interest and earning assets	157	607	821	1,216
Federal Home Loan Bank stock	355	399	1,513	1,603

Total interest and dividend income	107,033	105,310	427,493	437,891

INTEREST EXPENSE:
Deposits	42,455	49,683	177,842	208,462
Borrowed funds	562	484	2,003	1,923

Total interest expense	43,017	50,167	179,845	210,385

NET INTEREST INCOME	64,016	55,143	247,648	227,506

PROVISION FOR LOAN LOSSES	19,000	35,000	98,500	106,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	45,016	20,143	149,148	121,506

NON-INTEREST INCOME:
Fees and service charges, net of amortization	3,786	3,967	15,615	20,625
Net gain (loss) on the sale of loans	0	(207)	490	25,303
Increase in and death benefits from bank owned life insurance contracts	1,681	1,671	6,521	6,491
Income on private equity investments	90	123	1,067	669
Other	1,580	1,274	7,289	5,550

Total non-interest income	7,137	6,828	30,982	58,638

NON-INTEREST EXPENSE
Salaries and employee benefits	19,020	20,036	76,014	83,915
Marketing services	1,439	1,072	7,745	6,043
Office property, equipment, and software	5,091	4,718	20,074	20,379
Federal insurance premium	4,925	6,136	19,516	18,898
State franchise tax	979	893	4,805	4,602
Real estate owned expense, net	2,155	1,297	8,061	5,339
Appraisal and other loan review expenses	694	820	5,601	1,300
Other operating expenses	7,281	6,848	26,239	21,457

Total non-interest expense	41,584	41,820	168,055	161,933

INCOME (LOSS) BEFORE INCOME TAXES	10,569	(14,849)	12,075	18,211
INCOME TAX EXPENSE (BENEFIT)	2,090	(4,102)	2,735	6,873

NET INCOME (LOSS)	8,479	(10,747)	9,340	11,338

Earnings (loss) per share—basic and fully diluted	$0.03	$(0.04)	$0.03	$0.04
Weighted average shares outstanding
Basic	300,724,876	300,002,153	300,358,096	299,795,588
Fully diluted	301,234,732	300,002,153	300,969,843	300,252,913

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended September 30, 2011				Three Months Ended September 30, 2010
	Average Balance	Interest Income/ Expense		Yield/ Cost(a)	Average Balance	Interest Income/ Expense		Yield/ Cost(a)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	225,024	157		0.28%	911,204	607		0.27%
Investment securities	10,601	9		0.34%	15,980	82		2.05%
Mortgage-backed securities	425,918	2,487		2.34%	668,468	4,457		2.67%
Loans	9,883,399	104,025		4.21%	9,102,850	99,764		4.38%
Federal Home Loan Bank stock	35,620	356		4.00%	35,620	400		4.49%

Total interest-earning assets	10,580,562	107,034		4.05%	10,734,122	105,310		3.92%

Noninterest-earning assets	244,525				242,161

Total assets	$10,825,087				$10,976,283

Interest-bearing liabilities:
NOW accounts	$966,194	817		0.34%	$966,892	1,075		0.44%
Savings accounts	1,674,599	2,315		0.55%	1,574,336	2,792		0.71%
Certificates of deposit	6,046,119	39,324		2.60%	6,339,453	45,815		2.89%
Borrowed funds	142,132	562		1.58%	70,007	485		2.77%

Total interest-bearing liabilities	8,829,044	43,018		1.95%	8,950,688	50,167		2.24%

Noninterest-bearing liabilities	226,648				317,062

Total liabilities	9,055,692				9,267,750
Shareholders’ equity	1,769,395				1,708,533

Total liabilities and shareholders’ equity	$10,825,087				$10,976,283

Net interest income		$64,016				$55,143

Interest rate spread (b)				2.10%				1.68%

Net interest-earning assets (c)	$1,751,518				$1,783,434

Net interest margin (d)		2.42	%(a)			2.05	%(a)

Average interest-earning assets to average interest-bearing liabilities	119.84%				119.93%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yields on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended September 30, 2011			Year Ended September 30, 2010
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	293,626	821	0.28%	505,706	1,216	0.24%
Investment securities	11,821	101	0.85%	17,343	364	2.10%
Mortgage-backed securities	507,009	11,594	2.29%	635,845	19,231	3.02%
Loans	9,828,565	413,464	4.21%	9,327,280	415,477	4.45%
Federal Home Loan Bank stock	35,620	1,514	4.25%	35,620	1,603	4.50%

Total interest-earning assets	10,676,641	427,494	4.00%	10,521,794	437,891	4.16%

Noninterest-earning assets	261,369			302,647

Total assets	$10,938,010			$10,824,441

Interest-bearing liabilities:
NOW accounts	$975,938	3,586	0.37%	$975,889	5,485	0.56%
Savings accounts	1,631,764	9,954	0.61%	1,442,641	13,181	0.91%
Certificates of deposit	6,137,246	164,303	2.68%	6,301,459	189,796	3.01%
Borrowed funds	123,570	2,003	1.62%	70,009	1,923	2.75%

Total interest-bearing liabilities	8,868,518	179,846	2.03%	8,789,998	210,385	2.39%

Noninterest-bearing liabilities	312,147			281,976

Total liabilities	9,180,665			9,071,974
Shareholders’ equity	1,757,345			1,752,467

Total liabilities and shareholders’ equity	$10,938,010			$10,824,441

Net interest income		$247,648			$227,506

Interest rate spread (a)			1.97%			1.77%

Net interest-earning assets (b)	$1,808,123			$1,731,796

Net interest margin (c)		2.32%			2.16%

Average interest-earning assets to average interest-bearing liabilities	120.39%			119.70%

(a)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(b)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(c)	Net interest margin represents net interest income divided by total interest-earning assets.